    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          FRANKLIN SELECT REALTY TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                CALIFORNIA                                94-3095938
      (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                            ------------------------

                          777 MARINERS ISLAND BOULEVARD
                        SAN MATEO, CALIFORNIA 94403-7777
                                 (650) 312-3000
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                   AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               DAVID P. GOSS, ESQ.
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          777 MARINERS ISLAND BOULEVARD
                        SAN MATEO, CALIFORNIA 94403-7777
                                 (650) 312-3000
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:
                             DAVID J. ROMANSKI, ESQ.
                            STEINHART & FALCONER LLP
                          333 MARKET STREET, SUITE 3200
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 777-3999

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective, as determined by the Unitholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================
                                   Proposed          Proposed
                     Amount        Maximum           Maximum
                     Being      Offering Price      Aggregate              Amount of
Title of Shares    Registered    Per Share(1)    Offering Price(1)     Registration Fee
----------------------------------------------------------------------------------------
  Series A
Common Stock       1,625,000       $6.5625         $10,664,063              $3,232
========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the American Stock Exchange on October 17, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS DATED OCTOBER __, 1997

                                1,625,000 Shares

                          FRANKLIN SELECT REALTY TRUST
                              SERIES A COMMON STOCK



        This Prospectus relates to the possible issuance by Franklin Select Realty Trust (the "Company") of up to 1,625,000 shares (the "Exchange Shares") of its Series A common stock (the "Common Stock"), if, and to the extent that, Northport Associates No. 18, a California limited liability company ("Northport") or any transferee of Northport (each, a "Unitholder," and together with Northport, the "Unitholders"), exercise their right to exchange Units and the Company elects to satisfy such exchange right through the issuance of Common Stock. Northport or its transferees hold up to 1,625,000 units of partnership interest ("Units") in FSRT, L. P., a Delaware limited partnership (the "Partnership"), of which the Company is the sole general partner. The Company is registering for resale by such holders the Exchange Shares that may be issued to the holders of the Units as required under the terms of a certain registration rights agreement between the Company and the Unitholders (the "Selling Shareholders"). The Units exchangeable for Exchange Shares registered hereby were issued in connection with the acquisition of two industrial R&D buildings located in Fremont, California in October 1996.

        The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "FSN." The Company will cause the Exchange Shares to be listed on the AMEX prior to their issuance. To insure that the Company retains its status as a real estate investment trust ("REIT"), ownership by any person is limited to 7.0% of the outstanding shares of Common Stock, with certain exceptions.

        SEE "RISK FACTORS" FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

        The Company will receive no proceeds from the sale of any of the shares in this offering; however, the Company has agreed to bear certain expenses of registration of the Exchange Shares under Federal and state securities laws.

        The registration of the shares of Common Stock to which this Prospectus relates does not necessarily mean that any of such shares will be issued by the Company as Exchange Shares or sold by the Selling Shareholders.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.

        The Selling Shareholders from time to time may offer for sale and sell the Exchange Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this Prospectus entitled "Plan of Distribution" or in an applicable Prospectus Supplement. Each of the

Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Exchange Shares to be made directly or through agents or broker-dealers.

        The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Exchange Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                The date of this Prospectus is October __, 1997.


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, Room 1024, and at the Commission's New York Regional Office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago Regional Office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Common Stock of the Company is listed on the AMEX, and such material can also be inspected and copied at the offices of the AMEX, 86 Trinity Place, New York, New York 10006-1881.

        The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

        The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Common Stock registered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

        a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        b. The description of the Common Stock of the Company included in the Company's Registration Statement on Form S-4 (Registration No. 033-64131), dated November 13, 1995;

        c. The Company's definitive proxy statement dated April 17, 1997 relating to the annual meeting of shareholders held on June 5, 1997; and

        d. The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997, and for the quarter ended June 30, 1997.

        All documents filed by the Company with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: David P. Goss, Franklin Select Realty Trust, 777 Mariners Island Boulevard, San Mateo, CA 94403-7777 or by telephone at (650) 312-5813.


                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, the term "Company" or "Select" shall mean Franklin Select Realty Trust, predecessors of Franklin Select Realty Trust and those entities owned or controlled by Franklin Select Realty Trust, including FSRT, L. P. (the "Partnership").

The Company

        Franklin Select Realty Trust is a California corporation formed on January 5, 1989 for the purpose of acquiring, managing and holding for investment income-producing real estate assets. The Company is a real estate investment trust ("REIT"). At June 30, 1997, the Company's property portfolio consisted of ownership interests in the following ten properties: (i) three industrial research and development properties containing approximately 465,000 rentable square feet of space; (ii) three suburban office properties containing approximately 403,000 rentable square feet of space; and (iii) three neighborhood shopping centers containing approximately 205,000 rentable square feet of space; and (iv) approximately 12.5 acres of undeveloped land located in Rancho Cordova, California. The Company's properties are concentrated in the greater San Francisco and Los Angeles areas from which the Company derived 45% and 43% of its 1996 rental revenue, respectively.

        The Company's day-to-day operations are managed by Franklin Properties, Inc. (the "Advisor") under the terms of an advisory agreement which is renewable annually. The Company does not have any employees. Eight of the Company's properties are managed by Continental Property Management Co., an affiliate of the Advisor, and the remaining property is managed by an unaffiliated company, Cupertino Capital. Both management companies perform the leasing, re-leasing and management-related services for their respective properties. The Advisor is a wholly-owned subsidiary of Franklin Resources, Inc. whose primary business is the $226 billion Franklin Templeton Group of Funds.

        The principal executive office of the Company is located at 777 Mariners Island Boulevard, San Mateo, California 94403-7777. The telephone number is
(650) 312-3000.

The Properties

The following table describes the Company's properties:

                                                             Average
                                Total Rentable   Year        Occupancy      1996 Rental
Property Name/Location          Square Footage   Acquired    During 1996    Revenue
----------------------          --------------   --------    -----------    -------
Industrial R&D Properties:
  The Northport Buildings
    Fremont, California         144,624          1991         96%           $ 1,627,000
  The Lam Research Buildings
    Fremont, California         211,680          1996        100%               407,000
  The Tanon Building
    Fremont, California         108,600          1997        100%                ____(1)

Office Properties:
  The Shores
    Redwood City, California    138,546          1989        100%             3,286,000
  The Data General Building
    Manhattan Beach, California 118,443          1989        100%             2,657,000
  The Fairway Center
    Brea, California            146,131          1992        100%             3,286,000

Retail Centers:
  Mira Loma Shopping Center
    Reno, Nevada                 94,361          1988         83%               973,000
  Glen Cove Center
    Vallejo, California          66,000          1994         97%               901,000
  Carmel Mountain Gateway
    Plaza
    San Diego, California        44,230          1994         77%               789,000
                                 ------                       ---               -------

TOTAL:                          1,072,615                     95%           $13,926,000
                                =========                     ===           ===========

(1) This property was acquired in April, 1997.

Securities to be Offered

        This Prospectus relates to the possible issuance by the Company of up to 1,625,000 Exchange Shares if, and to the extent that, holders of up to 1,625,000 Units exercise their right to exchange such Units and the Company elects to satisfy such exchange right through the issuance of Common Stock. The Company will receive no proceeds from the sale of the shares in this offering.

        The Units exchangeable for Exchange Shares were issued in connection with the acquisition of two industrial R&D buildings located in Fremont, California in October 1996. All such Units were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. All of the

Units are subject to a certain agreement (the "Registration Rights Agreement") pursuant to which the Company is required to register the shares issuable upon exchange of the Units.

        Pursuant to the terms of an Exchange Rights Agreement between the Company and the Unitholders (the "Exchange Agreement"), after October 31, 1997 each Unit may be tendered by its holder to the Company. At the sole option of the Company, the Units may be exchanged (i) for an equivalent number of shares of Common Stock, and the Units so acquired by the Company shall automatically be deemed to be an equal number of general partnership interests owned by the Company in the Partnership; or (ii) for cash equal to the market value of the number of shares of Common Stock the Unitholder would have received in such exchange. The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock for the 10 trading days before the day on which the exchange notice was received by the Company.

        The Company anticipates that it generally will elect to issue shares of Common Stock pursuant to this Prospectus in exchange for Units tendered rather than paying cash for such Units. As a result, the Company may from time to time issue up to 1,625,000 Exchange Shares upon the acquisition of Units tendered for exchange. With each such exchange, the Company's interest in the Partnership will increase.

        The Company is registering the Exchange Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.


                                     RISK FACTORS

        "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, and prospective investors should carefully consider such risk factors in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to acquire Common Stock.

REAL ESTATE INVESTMENT CONSIDERATIONS

        General

        Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders could be adversely affected.

        A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate; real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect all rent from tenants on a timely basis; the expense of periodically renovating, repairing and reletting spaces; and the increase of operating costs (including real estate taxes and utilities) that may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

        Dependence on Tenants

        The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment.

        Tenant Leases

        In connection with any lease renewal or new lease, the Company typically incurs costs for tenant improvements and leasing commissions which will be funded from operating cash flow and, if necessary, from cash reserves or the line of credit. In addition, while the Company has historically been successful in renewing and releasing space, it will be subject to the risk that leases expiring in the future may be renewed or released at terms that are less favorable than current lease terms.

        Bankruptcy of Tenants

        There have been a number of recent bankruptcies in the retail industry. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the properties affected and the income produced by such properties. The Company's leases generally do not contain restrictions designed to ensure the credit worthiness of the tenant, although the Company conducts a financial review of all tenants.

        Indebtedness

        The Company's present policy is to maintain a debt to total assets ratio not to exceed 50%. At December 31, 1996, the Company's debt to total assets ratio was 17%. The Company's organizational documents prohibit the aggregate amount of the Company's indebtedness to exceed 300% of its net assets, and prohibit unsecured borrowings which result in asset coverage of less than 300%.

        Balloon Payments

        The Company's mortgage indebtedness has the following balloon payments:
1999 - $4.0 million; and 2006 - $13.4 million. In addition, the Company's $25 million credit facility (the "Credit Facility"), which has an outstanding principal balance of approximately $7.6 million at October 8, 1997, matures in 1998. The Company does not anticipate that its cash flow from operations will be sufficient to make all of the balloon payments of principal when due under its mortgage indebtedness and its Credit Facility. The Company intends to make such payments by refinancing or extending the indebtedness or by raising funds through the sale of equity securities or properties. If the Company is unable to extend, refinance, or payoff its indebtedness when due, the mortgaged properties could be foreclosed upon by or otherwise transferred to the mortgagee with a subsequent loss of income and asset value to the Company.

        Variable Interest Rates

        As of October 8, 1997, the Company had approximately $4.2 million of variable rate mortgage indebtedness outstanding, which bears interest at a floating rate tied to the Union Bank Reference Rate. In addition, the Company has access to a revolving line of credit in the amount of $25 million which bears interest at a floating rate tied to either (i) the London Interbank Offered Rates ("LIBOR"), or (ii) the Bank of America Reference Rate at the Company's option. Currently, there is an outstanding principal balance of approximately $7.6 million under the line of credit, and the Company intends to use the remaining balance to provide short term financing for future acquisitions. An increase in interest rates will have an adverse effect on the Company's net income and funds from operations.

        Risks of Acquisition Activities

        The Company intends to acquire existing office and commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

        Risks of Development Activities

        The Company also intends to develop office and other commercial properties, in accordance with its development and underwriting policies. Risks associated with such development and construction activities include the risk that the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the properties profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's ability to make expected distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

        The Company anticipates that future development will be financed, in whole or in part, through equity or debt offerings or under lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. If a project is unsuccessful, the Company's losses may exceed its investment in the project.

        Illiquidity

        Real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code ("Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders.

        Operating Risks

        The Company's properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect operating income. The properties are subject to increases in operating expenses such as security, landscaping, insurance, repairs and maintenance. While the Company's tenants generally are currently obligated to pay most of these costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements cost saving incentive measures at each of its properties, if any of the above occurs, the Company's ability to make distributions to shareholders could be adversely affected.

        Competition

        There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in selecting properties for acquisition.

        Uninsured Loss

        The Company carries comprehensive liability and casualty insurance with respect to all of its properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution or flood) that are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any obligations related to the property. Any such loss could adversely affect the business of the Company and its financial condition and results of operations.

        Earthquakes

        All of the Company's properties are located in areas that are subject to earthquake activity. The Company currently carries earthquake insurance coverage for its properties and intends to continue to carry earthquake coverage to the extent that it is available at economically reasonable rates. However, the Company's earthquake insurance coverage may, from time to time, be subject to substantial deductibles.

        Possible Environmental Liabilities

        Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property. As part of the investigation of properties prior to acquisition, the Company typically has obtained inspection reports concerning the condition of the property, including specialized environmental inspection reports concerning the presence of hazardous substances on the property. The Company intends to continue this practice. None of these inspection reports has revealed any environmental conditions requiring material expenditures for remediation.

        The Company is aware of the existence of certain hazardous substances at the Data General Building site. The Data General Building is located on property that was formerly part of a site used for storage of crude oil and various refined petroleum products. As a result, methane gas is present in the soil and the groundwater is contaminated throughout the area where the property is located. According to environmental reports prepared at the time the Data General Building was acquired, a vapor ventilation system on the property, which was installed and is maintained and monitored by a prior owner of the property, Chevron Land Development Company, has mitigated any material risk associated with the presence of the methane gas. The Company has not incurred any costs for monitoring and remediating the presence of methane gas or the groundwater contamination at the Data General Building and does not anticipate incurring any cost with regard to such activities in the future. The contamination in the groundwater generally presents a risk only if the groundwater is used as drinking water, which it is not.

        The Company has not received any reports from federal or state agencies relieving it of future clean-up responsibilities, but federal and state agencies have investigated these matters and have not, to date, required any clean-up. The Company has no reason to believe at this time that it will be required to take remediation steps in the future, particularly given the geographic scope of the contaminated area. It is therefore difficult to predict what, if any, costs might be incurred by the Company should the position of the federal or state agencies change. In any event, if the Company is required to cure the contamination on the Data General Building site, it would seek full indemnity from the oil companies which were the source of the contamination.

        The Data General Building's transite exterior panels and roof coverings contain asbestos. Transite is "non-friable," which means that the asbestos fibers are not released into the air, unless the transite is broken, cut or otherwise damaged. The Company believes that absent such breakage or damage, the existence of asbestos in the transite panels means that protective measures may need to be taken if the transite panels are repaired or if they are damaged by the elements.

        Cost of Compliance with Americans with Disabilities Act and Similar Laws

        Under the American with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although management of the Company believes that the Company's properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Company's properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons.

RISKS OF DILUTION

        The Company anticipates that a portion of its future acquisitions may be achieved through the issuance of Common Stock or partnership interests. It is anticipated that the Company will issue additional limited partnership units of the Partnership, or of similarly structured partnerships, to make certain acquisitions. The issuance of additional shares of Common Stock or partnership units could cause dilution of the voting power of the holders of the Common Stock or Units, respectively.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF COMMON STOCK

        In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer persons. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company may refuse to transfer shares of its stock.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

        The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

        The market value of the Company's securities could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Stock. Moreover, numerous other factors such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Common Stock.

TAX CONSEQUENCES OF EXCHANGE OF UNITS

        The exercise by a Unitholder of the right to require the exchange of his or her Units will be treated for tax purposes as a taxable sale or exchange of the Units by the Unitholder. The tendering Unitholder will be treated as realizing proceeds in an amount equal to the sum of the cash (or the value of the Exchange Shares) received in the exchange plus the amount of the reduction in any Partnership liabilities allocable to the tendering Unitholder. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of Exchange Shares received upon such disposition. See "Exchange of Units--Tax Consequences of Exchange." In addition, the ability of the Unitholder to raise cash through the sale of his or her Exchange Shares to pay tax liabilities associated with the exchange of Units may be limited because, as a result of fluctuations in the stock price, the price the Unitholder receives for such shares may not equal the value of his or her Units at the time of exchange. See "--Effect on Common Stock Price of Shares Available for Future Sale Upon Exchange of Units" below.

POTENTIAL CHANGE IN INVESTMENT UPON EXCHANGE OF UNITS

        If a Unitholder exercises the right to require the exchange of his or her Units, such Unitholder may receive, at the sole option of the Company, cash or Exchange Shares in exchange for the Units. If the Unitholder receives cash, the Unitholder will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Unitholder currently owns or acquires in the future additional shares of Common Stock or Units). If the Unitholder receives shares of Common Stock, the Unitholder will become a shareholder of the Company rather than a holder of Units in the Partnership. See "Exchange of Units--Comparison of Ownership of Units and Shares of Common Stock."

EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE UPON EXCHANGE OF UNITS

        Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. As of the date hereof, approximately 1,625,000 Units have been issued to various holders, including certain directors of the Company. Any Exchange Shares issued upon exchange of Units may be sold in the public markets upon registration or available exemptions from registration. No prediction can be made about the effect that future sales of Common Stock will have on the market price of shares.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

        The summary of the terms of the Common Stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and the bylaws (the "Bylaws") of the Company, which are incorporated by reference into this Prospectus.

General

        The Company's authorized capital stock consists of one class of common stock in two series: 50,000,000 shares of Common Stock and 1,000,000 shares of Series B Common Stock. The Series B Common Stock has the same rights, preferences, privileges and restrictions as the Common Stock, except that the Series B Common Stock does not receive operating dividends and is not subject to the exchange and transfer provisions set forth below.

        Each share of Common Stock and Series B Common Stock entitles the holder to one vote on all corporate matters submitted to the Series A shareholders and Series B shareholders, including cumulative voting rights with respect to the election of the board of directors, in accordance with California law. Cumulative voting entitles each shareholder of the Company to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as such shareholder chooses.

        Holders of Common Stock have no preemptive, subscription, exchange or conversion rights. Holders of Series B Common Stock have no preemptive or subscription rights, but have the right to exchange their shares of Series B Common Stock on a one-for-one basis into shares of Common Stock if and when the last reported sale price of the Common Stock on the AMEX equals certain target prices for 20 consecutive trading days.

Exchange and Prohibition of Transfer of Shares

        For the Company to maintain its status as a REIT under the Code, not more than 50% of its outstanding shares may be owned by five or fewer individuals during the last half of a taxable year (the "5/50 Provision"), and the shares must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations." In order to meet these requirements, the Company has the power to redeem a sufficient number of shares of Common Stock in order to maintain or bring the ownership of the Common Stock into conformity with these requirements, and to prohibit the transfer of the Common Stock to persons whose acquisition would result in a violation of these requirements. The price to be paid in the event of the exchange of Common Stock will be the last sale price on the AMEX on the day before exchange or, as determined in good faith by the board of directors of the Company. In order to assure compliance with the 5/50 Provision of the Code, the Company's bylaws permit the Directors of the Company to impose a lower percentage limit on the remaining shareholders in the event certain shareholders (including Franklin Resources, Inc. and its affiliates) acquire in excess of 9.9% of the outstanding shares of Common Stock during the offering period. The Directors of the Company have exercised this authority under the bylaws to lower the percentage limitation such that shareholders may not acquire additional shares if such shareholder then holds, or would then hold, in excess of 7.0% of the total outstanding voting shares of the Company. Any shares acquired in excess of the foregoing limitation will be deemed to be held in trust for the Company, and will not be entitled to receive distributions or to vote.

        The Directors of the Company may impose, or seek judicial or other imposition of additional restrictions if deemed necessary or advisable, including but not limited to further reductions in the foregoing percentage limitation with or without notice, or redemption of shares, in order to protect the Company's status as a qualified REIT.

Registrar and Transfer Agent

        The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the Common Stock sold by the Selling Shareholders nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.


                                EXCHANGE OF UNITS

General

        Each Unitholder may, after October 31, 1997 and subject to certain limitations, require that the Company exchange all or a portion of the Units held by such holder by delivering a notice to the Company. Upon exchange, a Unitholder will receive, at the sole option of the Company, either (i) a number of shares of Common Stock equal to the number of Units exchanged, or (ii) cash in an amount equal to the market value of the number of shares of Common Stock the Unitholder would have received pursuant to (i). The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock for the 10 trading days before the day on which the exchange notice was received by the Company.

        The Company anticipates that it generally will elect to satisfy any exchange right exercised by a Unitholder through the issuance of the shares of Common Stock pursuant to this Prospectus, whereupon the Company will acquire the Units being exchanged and such Units will automatically be deemed to be an equal number of general partnership units owned by the Company. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "- -Tax Consequences of Exchange" below. Upon exchange, such Unitholder's right to receive distributions with respect to the Units exchanged will cease. However, the Unitholder will then have rights as a shareholder of the Company from the time of his or her acquisition of Common Stock, including the payment of dividends.

        A Unitholder must notify the Company of the holder's desire to require the Company to exchange Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. An exchange generally will occur on the 7th calendar day after the notice is delivered by the Unitholder (or 15th calendar day if the Company elects to pay the Unitholder cash), except that no exchange can occur if the delivery of Exchange Shares would cause any violation of the Securities Act, the Exchange Act, or any applicable state securities law, or cause the Company to be out of compliance with REIT requirements.

Tax Consequences of Exchange

        The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder who exercises his or her right to require the exchange of his or her Units.

        Tax Treatment of Exchange of Units. If a Unitholder exercises his or her right to require the exchange of Units, the Partnership Agreement provides that the exchange will be treated by the

Company, the Partnership and the exchanging Unitholder, for tax purposes, as a sale of Units. Such sale will be fully taxable to the exchanging Unitholder. Such Unitholder generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the value of the Common Stock received plus the amount of any Partnership liabilities allocable to the exchanged Units at the time of the exchange. The determination of the amount of gain or loss is discussed more fully below.

        If the Company elects not to issue shares of Common Stock in exchange for a Unitholder's Units, and the Company exchanges such Units for cash to effect the exchange, the tax consequences would be as described in the previous paragraph. However, if the Company exchanges less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Partnership liabilities allocable to the exchanged Units, exceeded the Unitholder's adjusted basis in all of such Unitholder's Units immediately before the exchange. The methodology used by the Partnership to allocate its liabilities to its partners will likely result in a varying amount of such liabilities being allocated to different partners. Under that methodology, which is based on principals set forth in Treasury Regulations, it is possible that partners who hold an identical number of Units are allocated different amounts of liabilities of the Partnership for Federal income tax purposes.

        Tax Treatment of Disposition of Units by Unitholder Generally. If a Unit is exchanged in a manner that is treated as a sale of the Unit, or a Unitholder otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "--Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash or fair market value of Common Stock received plus the reduction in the amount of any Partnership liabilities allocable to the Unitholder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any Partnership liabilities exceeds the Unitholder's basis in his or her interest in the Partnership, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of Common Stock received upon such disposition.

        Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale of a Unit attributable to a Unitholder's share of inventory or "unrealized receivables" of the Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

        Basis of Units. In general, a Unitholder who was deemed at the time of the formation of the Partnership (the "Formation Transaction") to have received his or her Units upon liquidation of a partnership, had an initial tax basis in the Units ("Initial Basis") equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general, a Unitholder who at the time of the Formation Transaction contributed a partnership interest in exchange for his or her Units had an Initial Basis in the Units equal to his or her basis in the contributed partnership interest. A Unitholder's Initial Basis in his or her Units generally is increased by (i) such Unitholder's share of Partnership taxable and tax-exempt income, and (ii) increases in such partner's share of the liabilities of the Partnership (including any increase in his or her share of liabilities occurring in connection with the Formation Transaction). Generally, such partner's basis in his or her Units is decreased (but not below zero) by (A) his or her share of Partnership distributions, (B) decreases in his or her share of liabilities of the Partnership (including any decrease in his or her share of liabilities of the Partnership occurring in connection with the Formation Transaction), (C) his or her share of losses of the Partnership and (D) his or her share of nondeductible expenditures of the Partnership that are not chargeable to capital account.

        Potential Application of the Disguised Sale Regulations to a Exchange of Units. There is a risk that an exchange of Units issued in the Formation Transaction may cause the original transfer of property to the Partnership in exchange for Units in connection with the Formation Transaction to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

        Accordingly, if a Unit is exchanged, the Internal Revenue Service ("IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash or shares of Common Stock subsequent to his or her previous contribution of property to the Partnership. In that event, the IRS could contend that the Formation Transaction was taxable as a disguised sale under the Disguised Sale Regulations. However, whether the IRS would prevail is dependent upon all the facts and circumstances of the particular transaction.

Comparison of Ownership of Units and Shares of Common Stock

        Generally, the nature of any investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Partnership. Currently, a holder of a share of Common Stock receives the same cash distribution that a holder of a Unit receives, except that the distribution in respect of a Unit shall increase 10% as of the first calendar quarter eighteen months after the Company's initial contribution of the properties to the Partnership (approximately second quarter 1998) and 10% each year thereafter. The Company may modify the Partnership Agreement to eliminate or reduce such increases after and if the Company exercises its right to contribute all of its properties to the Partnership. Shareholders and Unitholders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Partnership). However, there are some differences between ownership of Units and ownership of Common Stock, some of which may be material to investors.

        The information below highlights a number of the significant differences between the Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are exchanged for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this Prospectus and the Registration Statement of which this Prospectus is a part for additional important information about the Company.

        Form of Organization and Assets Owned. The Partnership is organized as a Delaware partnership. Its assets include (i) two R&D industrial buildings consisting of approximately 211,680 rentable square feet of space located in Fremont, California contributed by Northport, (ii) one suburban office property (the "Data General Building") consisting of approximately 118,443 square feet of rentable space located in Manhattan Beach, California contributed by the Company and (iii) one industrial R&D building consisting of approximately 108,600 rentable square feet of space located in Fremont, California acquired by the Partnership in April 1997. The Company is the general partner of the Partnership, holds a majority interest in the Partnership, and manages its operations. The Partnership is consolidated in the Company's financial statements for accounting purposes. Property management for the two R&D buildings is provided by Cupertino Capital, and for the Data General Building by Continental Management Co., an affiliate of the Advisor.

        The Company is a California corporation. Its properties held outside of the Partnership consist of (i) two suburban office properties consisting of approximately 284,677 rentable square feet, (ii) three retail centers consisting of approximately 204,591 rentable square feet and (iii) approximately 12.5 acres of undeveloped land located in Rancho Cordova, California. The Company's daily operations are managed by the Advisor. The properties held outside the Partnership are managed by Continental Management Co. The Company has elected to be taxed as a REIT under the Code and intends to maintain its qualification as a REIT. The Company may decide to contribute all of its remaining properties to the Partnership at some later date. It is expected that the Company will continue to serve as the general partner if such properties are contributed to the Partnership.

        Length of Investment. The Partnership has a stated termination date of December 31, 2096, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

        Purpose and Permitted Investments. The purpose of the Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership. The Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under California law.

        Additional Equity. The Company is authorized to cause the Partnership to issue Units and other partnership interests in one or more classes, or one or more series of any such classes, with such designations, preferences and relative rights, powers and duties, including rights, powers and duties senior to the Units. No person has any preemptive, preferential or similar rights with respect to additional capital contributions to the Partnership or the issuance or sale of any interests therein.

        The Board of Directors of the Company may issue, in its discretion, additional equity securities consisting of Common Stock or Series B Common Stock; provided, however, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Company's Articles of Incorporation.

        Borrowing Policies. The Partnership has no restrictions on borrowings, and the Company as general partner has full power and authority to borrow money on behalf of the Partnership.

        The Company is not restricted under its governing instruments from incurring borrowings. The Company has adopted a policy that its debt to total assets ratio will not exceed 50% (the Company's bylaws prohibit the aggregate amount of the Company's indebtedness to exceed 300% of its net assets, and unsecured borrowings which result in assets covered of less than 300%), but this policy may be altered at any time by the Board of Directors. The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the Company's ability to raise additional capital, including additional debt, to implement its planned growth, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the Board of

Directors believes to be in the best interests of the Company and its shareholders. The Board of Directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of its properties, growth and acquisition opportunities, the market value of its equity securities in relation to the Company's view of the market value of its properties, and other factors, and may modify its debt policy. Such modification may include increasing or decreasing its general ratio of debt to total market capitalization or substituting another measuring standard.

        Other Investment Restrictions. Other than restrictions precluding investments by the Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions on the Partnership's authority to enter into certain transactions, including, among others, making investments, lending Partnership funds, or reinvesting the Partnership's cash flow and net sale or refinancing proceeds.

        The Company's bylaws prohibit investments in (i) commodities or commodity future contracts; (ii) short sales; and (iii) any security in any company holding investments, or engaging in activities, prohibited by the Company's bylaws. In addition to other investment restrictions imposed by the Directors from time to time, the Company observes the following restrictions on its investments as set forth in its bylaws: (i) not more than 10% of the Company's total assets are invested in unimproved real property or mortgage loans secured by unimproved real property; (ii) the Company may not invest in real estate contracts of sale, unless they are in recordable form and are appropriately recorded in the chain of title; (iii) the Company may not invest in or make mortgage loans unless (a) the Company shall have first obtained an appraisal as to the value of the underlying real property, (b) the Company shall have first obtained a mortgagee's or owner's title insurance policy or commitment therefor as to the priority of the corresponding mortgage or the condition of title to the underlying real property, and (c) the aggregate amount of all mortgage loans outstanding on a single parcel of real property, including the amount of the mortgage loan in which the Company has invested, shall not be greater than 85% of the value of such real property as determined by the appraisal, unless substantial justification exists because of the presence of other mortgage loan underwriting criteria; (iv) the Company may not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Advisor, the Directors or any of their affiliates; and (v) the Company may not invest in indebtedness, including construction loans (herein called "junior debt") secured by a mortgage on real property which is subordinate to the lien of other indebtedness (herein called "senior debt") unless (a) the total amount of such junior debt, plus the outstanding amount of senior debt, does not exceed 85% of the appraised value of the property on an as-built basis, and (b) total junior debt investments of the Company will not exceed 25% of the Company's assets. The Company, however, may make junior debt investments which do not meet the 85% limitation above; however, the aggregate of such investments would be limited to 10% of the Company's assets (which would be included in the 25% limitation).

        Management Control. All management powers over the business and affairs of the Partnership are vested in the general partner of the Partnership, and no Unitholder of the Partnership has any right to participate in or exercise control or management power over the business and affairs of the Partnership. The general partner may not be removed by the limited partners for any reason.

        The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation, the bylaws and the Partnership Agreement. A new Board of Directors will be elected at each annual meeting of the shareholders. The policies adopted by the Board of Directors may be altered or eliminated without advice of the shareholders. Accordingly, except for their vote in the elections of Directors, shareholders have no control over the ordinary business policy of the Company.

        Management Liability and Indemnification. The Partnership Agreement generally provides that the general partner will incur no monetary liability to the Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. In addition, the general partner is not responsible for any misconduct or negligence on the part of its agents provided the general partner appointed such agents in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors. Any action the general partner takes or omits to take in reliance upon the opinion of such persons, as to matters which the general partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the general partner, the directors and officers of the general partner, and such other persons as the general partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Partnership in which such person may be involved, or is threatened to be involved, to the fullest extent permitted under Delaware law.

        As permitted by California law, the Articles of Incorporation include a provision limiting the liability of the Company's directors and officers to the corporation and its shareholders for money damages, subject to specified restrictions. The law does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited to the extent that
(i) the acts or omissions involve the intentional misconduct or a knowing violation of law, (ii) the director believed the act or omissions to be contrary to the best interests of the corporation or its shareholders or the director acted without good faith, (iii) the director derived an improper personal benefit, (iv) the acts or omissions show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware (or should have been aware) of a risk of serious injury to the corporation or its shareholders, or (v) the acts or omissions constituted an abdication of the director's duty to the corporation and its shareholders. This charter provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Anti-takeover Provisions. Except in limited circumstances, the general partner of the Partnership has exclusive management power over the business and affairs of the Partnership. The general partner may not be removed by the limited partners with or without cause. Under the Partnership Agreement the general partner may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner in certain limited circumstances. The general partner may refuse to consent to the admission of a transferee as a limited partner, and this may deter, delay or hamper attempts by persons to acquire an interest in the Partnership.

        The Articles of Incorporation and bylaws of the Company contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. See "Description of Capital Stock of the Company--Exchange and Prohibition of Transfer of Shares," and "Risk Factors--Possible Adverse Consequences of Limits on Ownership of Common Stock."

        Voting Rights. Under the Partnership Agreement, the limited partners generally do not have voting rights relating to the operation and management of the Partnership. Limited partners do have the right to vote on certain amendments to the Partnership Agreement. The ownership of Units does not entitle the holder thereof to vote on any matter to be voted upon by the shareholders of the Company.

        Shareholders of the Company have the right to vote on, among other things, a merger or sale of all or substantially all of the assets of the Company, amendments to the Articles of Incorporation, certain amendments to the bylaws and dissolution of the Company. The Company is managed and controlled by a Board of Directors. The Board of Directors is elected by the shareholders at annual meetings of the Company. All shares of Common Stock and Series B Common Stock have one vote, and have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each shareholder of the Company to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as such shareholder chooses.

        Amendment of the Partnership Agreement or the Articles of Incorporation. Amendments to the Partnership Agreement may be proposed by the general partner or by limited partners holding 25% or more of the partnership interests. Approval of such an amendment requires the vote of the general partner and the holders of a majority of the percentage interests held by all partners. Certain amendments may be approved solely by the general partner, such as, among other things, amendments that would add to the obligations of the general partner, reflect the admission, substitution, termination or withdrawal of partners, set forth designations, rights, powers, duties and preferences of other holders of any additional partnership interests, or satisfy any legal requirements. Certain amendments that affect the fundamental rights of a limited partner must be approved by each affected limited partner.

        The Company's Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of shareholders.

        Vote Required to Dissolve the Partnership or the Company. Under Delaware law, the Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. The Company has agreed not to cause the Partnership to take any action that will result in a dissolution for a period of ten years after October 31, 1996.

        Under California law, the Company may be dissolved by shareholder approval by the affirmative vote of the holders of a 50% or more of the total number of shares of stock outstanding and entitled to vote thereon voting as a single class.

        Vote Required to Sell Assets or Merge. Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Partnership's assets or the merger or consolidation of the Partnership may be effected by the general partner without the consent of the limited partners. However, the Company has agreed (i) not to cause the Partnership to sell, transfer or otherwise dispose of the real property contributed to the Partnership by the limited partners for five years after the contribution of such property to the Partnership without the consent of the limited partners and
(ii) not to cause the loans on these properties to be paid down for ten years after the contribution, if there will be a recognition of Federal tax liability by the limited partners. These covenants relate to the two industrial R&D buildings located in Fremont, California.

        Compensation, Fees and Distributions. The Partnership Agreement provides for quarterly distributions of available cash as follows: first, to each limited partner a cash distribution equal to $.11 per Unit (which is the same amount as the Company's current per share quarterly dividend distribution), and second, 100% of the remaining available cash to the general partner. The distribution to the limited partners increases by 10% annually after the first eighteen months after closing the formation of the Partnership in October 1996. If the Partnership does not have sufficient cash available to make the quarterly cash distributions to the limited partners, the general partner must loan and/or contribute the monies required to fund such obligation. The general partner's obligation to fund any deficiency in the cash distributions continues until the general partner transfers all of its assets to the Partnership or the Partnership Agreement is otherwise terminated.

        The general partner does not receive any compensation for its services as general partner of the Partnership but may receive an annualized fee of 0.5% of the book value of the real estate assets held by the Partnership as an advisory fee. In addition, the Partnership reimburses the general partner for all expenses incurred relating to the ongoing operation of the Company.

        The Directors of the Company receive compensation for their services. The Company has no employees.

        Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Partnership's debts and obligations is generally limited to the amount of their investment in the Partnership.

        Under California law, shareholders are not personally liable for the debts or obligations of the Company.

        Nature of Investment. The Units constitute equity interests entitling each limited partner to a quarterly cash distribution made to the limited partners of the Partnership as described under "-- Compensation; Fees and Distributions" above.

        The shares of Common Stock constitute equity interests in the Company. Each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the Common Stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

        Potential Dilution of Rights. The general partner of the Partnership is authorized, in its sole discretion and without limited partner approval, to cause the Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the general partner.

        The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock or Series B Common Stock. The issuance of additional shares of either Common Stock or may result in the dilution of the interests of the shareholders.

        Liquidity. The limited partners generally may transfer all or a portion of their interests in the Partnership to a transferee. No transferee, however, will be admitted to the Partnership as a substitute limited partner having the rights of a limited partner without the consent of the Company as the general partner and provided that certain other conditions are met, including an agreement to be bound by the terms and conditions of the Partnership Agreement.

        Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Exchange Shares will be freely transferable as registered securities under the Securities Act. The Common Stock is listed on the AMEX and the Company intends to cause the Exchange Shares to be so listed. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's and other real estate investments and the Company's dividend yield compared to that of other debt and equity securities.


                               REGISTRATION RIGHTS

        The registration of the Exchange Shares pursuant to the Registration Statement of which this Prospectus is a part will discharge the Company's obligations under the terms of an Exchange

Agreement (the "Exchange Agreement") and the Registration Rights Agreement for the benefit of holders of Units issued in connection with the acquisition of two R&D industrial buildings in Fremont, California, on October 31, 1996. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

        Under the Registration Rights Agreement, the Company is obligated to file and cause to be declared effective under the Securities Act a "shelf registration" statement covering the Exchange Shares. The Company is also required to use its reasonable efforts to keep the shelf registration statement continuously effective for a period expiring on the earliest of (i) the date on which the Unitholders no longer hold any Exchange Shares or Units, (ii) the date on which the Company has caused the Unitholders to receive an opinion of counsel stating that all Exchange Shares issued or issuable may be immediately sold pursuant to Rule 144 under the Securities Act, or (iii) the date on which the aggregate number of Exchange Shares held by, or issuable under the Exchange Agreement to the Unitholders is equal to or less than 5% of the number of Exchange Shares issuable under the Exchange Agreement on the date thereof. Any Exchange Shares that have been issued pursuant to the Registration Statement of which this Prospectus is a part, or which have been otherwise transferred and subject to the issuance of new certificates without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of the Registration Rights Agreement.

        Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses in connection with the registration of the Exchange Shares (other than underwriting discounts and commissions, fees and disbursements of counsel representing the Unitholders, and transfer taxes, if any). The Company has also agreed to indemnify each Unitholder and its officers and directors and any person, if any, who controls any Unitholder against certain losses, claims, damages and expenses arising from any untrue statement or alleged untrue statement or omission or alleged omission, provided that such statement or omission cannot be traced back to the Unitholder.


                        FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion provides a summary of certain federal income tax considerations material to the ownership of Common Stock. The following summary was prepared by the Company's special counsel, Steinhart & Falconer LLP. This summary is based upon counsel's interpretation of the Code, the Treasury Regulations promulgated thereunder, published rulings of the Internal Revenue Service (the "Service"), and court decisions. No assurance can be given that the conclusions set forth below by special counsel would be sustained by a court, or that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements expressed herein. This discussion does not purport to deal with all aspects of taxation that may be relevant to each individual shareholder in light of its particular circumstances, particularly if such shareholder is a tax-exempt organization, a foreign entity, or a person who is not a citizen or resident of the United States. Unitholders should not view the following analysis as a substitute for careful tax planning.

        EACH UNITHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN PERSONAL TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF ANY EXCHANGE OF UNITS AND SUBSEQUENT OWNERSHIP OF COMMON STOCK.

        In the opinion of special counsel, the Company will satisfy the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the continuing requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such factual assumptions and representations are set forth below in this discussion. Further, this opinion is based upon the factual representations of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. These results will not be reviewed by Steinhart & Falconer LLP and it will express no opinion with respect to them. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year or years will satisfy such requirements. No ruling has been requested from the Service as to the qualification of the Company as a REIT.

        If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on the portion of its net income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) which generally results from an investment in a corporation. Nevertheless, the Company will generally be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than (a) foreclosure property and (b) property that is involuntary converted in a transaction subject to Section 1033 of the Code), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to distinguish the qualifying net income of the Company from its non-qualifying income, without requiring an apportionment or allocation of specific deductions or expenses. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Finally, under circumstances where the Company has consented to certain procedures pursuant to I.R.S. Notice 88-19, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten year period beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess of the fair market value of such asset over its tax basis, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

Requirements for Qualification

  General

        The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or certificates; (3) which (but for Sections 856 through 859 of the Code) would be taxable as a domestic corporation; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, during the last half of each year, directly or indirectly, by five or fewer individuals; (7) which meets the other tests described below; and (8) which has made an election to be treated as a REIT.

        Since the Company is a corporation organized under the laws of the state of California and managed by a board of directors, and will be neither a financial institution nor an insurance company, it should satisfy the first four requirements described above. Currently, the beneficial ownership of the Company is held by more than 100 persons, and not more than 50% of the Company's stock is owned by five or fewer individuals. The Company has made an election to be treated as a REIT which has not been terminated or revoked. Finally, as discussed below, special counsel believes the Company should satisfy the remaining tests to qualify as a REIT.

  Income Tests

        The Company must satisfy two annual gross income requirements to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including rents from real property) or mortgages on real property. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments (including rents from real property), and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. If the Company fails to meet either the 75% or 95% test described above, but nevertheless maintains its qualification as a REIT (i.e., because the failure was due to reasonable cause and not willful neglect), a 100% tax will be imposed on the greater of the amount by which it fails either test.

        Rents received by the Company will qualify for the 75% and 95% of income tests ("rents from real property") only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross revenue. Second, the Code provides that rents received from a person will not qualify as "rents from real property" in satisfying the gross income tests if the REIT directly or constructively owns 10% or more of such person (a "Related Party"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. However, the Company may directly perform certain services that generate income if such income amount would be excluded from unrelated business taxable income under Code Section 512(b)(3) if received by an organization described in Code
Section 511(a)(2). The Company does not and will not charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross revenue, as described above) and the Company does not and will not rent any property to a Related Party. Further, the Company will neither manage any property nor will it derive any revenue or fees from any independent contractor who manages any property.

        "Interest" on mortgages secured by real estate which qualifies for the 75% of income test and "interest" for purposes of the 95% of income test generally do not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the net income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company does not anticipate receiving any interest determined in whole or in part on the net income or profits of any person.

  Asset Tests

        The Company, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must consist of real estate assets, cash, certain cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those under the 75% test. Third, not more than 5% of the value of its total assets may consist of securities of a single issuer (if such securities are not includible under the 75% test). Finally, the Company may not own more than 10% of any single issuer's outstanding voting securities, unless the issuer is a qualified REIT subsidiary. The Company anticipates satisfying each asset test at the end of each quarter of its taxable year.

  Annual Distribution Requirements

        To qualify as a REIT, the Company must generally distribute to its shareholders an amount equal to the sum of 95% of the Company's "REIT taxable income" and 95% of the after-tax income from foreclosure property minus certain excess noncash income. This amount, which is computed without regard to the dividends paid deduction and the Company's net capital gain, must be paid in the taxable year to which it relates or in the following taxable year if declared before the Company timely files its tax return for such year and paid on or before the date of the first regular dividend distribution after that declaration. To the extent the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," it will be subject to tax at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods which was not subject to corporate income tax, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement applicable to ordinary income, but generally intends to reinvest capital gains (net of the taxes required to be paid thereon).

Failure to Qualify

        If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will the Company be required to make any distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Taxable Domestic Shareholders

        As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be treated as ordinary income. Moreover, corporate shareholders will not be entitled to a dividends received deduction. Capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) regardless of whether or not the Company shareholder held the Common Stock for the requisite long-term holding period. Shareholders who sell their shares at a loss after owning them for six months or less will be required to treat that loss as a long-term capital loss to the extent of any prior capital gain dividends they received with respect to such shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent the Company's distributions to its shareholders exceeds current and accumulated earnings and profits, the distributions are considered a return of capital. Such distributions simply reduce the adjusted basis of the shareholders' aggregate basis in their Common Stock and are not taxable to that extent. To the extent that such distributions cumulatively exceed a shareholder's adjusted basis in Common Stock, such distributions are taxable as capital gain, assuming the Common Stock is a capital asset in the Company shareholder's hands. Such gain will be long-term or short-term capital gain depending on the Company shareholder's holding period for his or her stock. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

        The Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, the Company's shareholders would include in income as long-term capital gains their proportionate share of such portion of the Company's undistributed long-term capital gains for the taxable year as the Company may designate. A shareholder would be deemed to have paid his share of the tax paid by the Company on such undistributed capital gains, which would be credited or refunded to the shareholder. The shareholder's basis in his shares of Common Stock would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Company) included in the shareholder's long-term capital gains.

        The Taxpayer Relief Act of 1997 (the "Act") alters the taxation of capital gain income. Under the Act, individuals who hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals who hold certain assets for more than 12 months but less than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, special rules for "qualified 5-year gain," as well as other changes to prior law. The Act allows the IRS to prescribe regulations on how the Act's new capital gain rates will apply to sales of capital assets by "pass-thru entities," which include REITs such as the Company. To date regulations have not yet been prescribed, and it remains unclear how the Act's new rates will apply to capital gain dividends or undistributed capital gains, including for example, the extent to which, if any, capital gain dividends or undistributed capital gains from the Company will be taxed to individuals at the new rates for mid-term capital gains and unrealized section 1250 recapture, rather than the long-term capital gain rates. Unitholders are urged to consult their own tax advisors with respect to the new rules contained in the Act.

Taxation of Shareholders on the Disposition of the Common Stock

        In general, any gain or loss realized upon a taxable disposition of the shares of Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of Common Stock have been held for more than 18 months, (or, in the case of individuals, mid-term capital gain or loss if the shares have been held for more than 12 months but not more than 18 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

Backup Withholding

        The Company will report to its shareholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld. Under the backup withholding rules, a

Company shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (a) is a corporation or comes within certain other exempt categories or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A Company shareholder who does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the Company shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any Company shareholder who fails to certify his non-foreign status to the Company.

Taxation of Tax-Exempt Shareholders

        In Revenue Ruling 66-106, 1966-1 C.B. 151, the Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the Service. However, based upon Revenue Ruling 66-106 and the analysis therein, special counsel believes that distributions by the Company to a Company shareholder that is a tax-exempt entity will also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Certain tax-exempt entities are, however, subject to income taxation on their investment income independently of the UBTI rules. Distributions from the Company would be taxable income to such taxpayers. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI. Unitholders with questions concerning the taxability of dividends they may receive should consult their own tax advisors.

Taxation of Foreign Shareholders

        Dividends paid to foreign shareholders attributable to the Company's operating income and dispositions of real estate investments will generally be subject to United States income tax and withholding by the Company at a 30% rate, subject to reduction or elimination by applicable treaties. Potential foreign shareholders are strongly urged to consult their own tax advisors regarding the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

State and Local Taxes

        The Company and its shareholders may be subject to state or local taxation in various state and local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax treatment described above. Thus, Unitholders should consult their own tax advisors concerning the state and local tax treatment of an investment in the Company.


                              PLAN OF DISTRIBUTION

        This Prospectus relates to the offer and sale from time to time by the holders of up to 1,625,000 shares of Common Stock that may be issued by the Company to Unitholders in exchange for their Units. The Company has registered the Exchange Shares for sale pursuant to certain exchange and registration rights agreements, but registration of the Exchange Shares does not necessarily mean that any of the Exchange Shares will be offered for sale or sold by the Selling Shareholders.

        The Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders; however, the Company will receive the Units held by the Unitholders and thereby increase its ownership interest in the Partnership upon the issuance of any Exchange Shares.

        The distribution of the Exchange Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from purchasers of Exchange Shares for whom they may act as agents. Underwriters may sell Exchange Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Under agreements that may be entered into by the Company, underwriters, dealers or agents who participate in the distribution of Exchange Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

        The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Exchange Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        At the time a particular offer of Exchange Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name or names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

        The sale of the Exchange Shares by the Selling Shareholders may also be effected from time to time by selling the Exchange Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Exchange Shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the AMEX or other exchanges on which the Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

        The Exchange Shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement;
(iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable AMEX or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such Shares; or (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Exchange Shares which is not expected to exceed that customary in the types of transactions involved.

        In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        All expenses incident to the offering and sale of the Exchange Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                     EXPERTS

        The financial statements and schedules incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P. independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving such reports.


                                  LEGAL MATTERS

        Certain matters with respect to the legality of the Common Stock offered hereby as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Steinhart & Falconer LLP, San Francisco, California.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                   TABLE OF CONTENTS


                                                                                   Page
AVAILABLE INFORMATION.............................................................. 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................... 2

RISK FACTORS....................................................................... 5

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY....................................... 11

USE OF PROCEEDS................................................................... 12

EXCHANGE OF UNITS................................................................. 12

REGISTRATION RIGHTS............................................................... 19

FEDERAL INCOME TAX CONSIDERATIONS................................................. 20

PLAN OF DISTRIBUTION.............................................................. 25

EXPERTS .......................................................................... 27

================================================================================








                                1,625,000 SHARES

                          FRANKLIN SELECT REALTY TRUST

                              SERIES A COMMON STOCK

                                 ---------------

                                   PROSPECTUS

                                 ---------------


                                ___________, 1997








================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses in connection with the offerings contemplated by this Registration Statement:

        SEC Registration Fee................................................... $ 3,232
        Printing and Engraving Costs ..........................................   1,000
        Accounting Fees and Expenses ..........................................   9,000
        Legal Fees and Expenses................................................  18,900
        Miscellaneous .........................................................   2,868
                                                                                -------
        Total                                                                   $35,000
                                                                                =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Articles of Incorporation provide that any director or officer of the Company, whether or not still in office, made a party to any action, suit or proceeding or against whom a claim or liability is asserted because he is or was a director or officer of the Company shall be indemnified and held harmless by the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys fees actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with the appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion. Such rights of indemnification and reimbursement shall be satisfied only out of the assets of the Company. No person shall be indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated, or in case of settlement, which in the opinion of counsel for the Company would, if adjudicated, have likely been adjudicated to have arisen out of or been based upon such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his failure to act in good faith in the reasonable belief that his action was in the best interests of the Company. The Company has entered into individual indemnification agreements with each director of the Company.

ITEM 16.  EXHIBITS

        3.1     Articles of Incorporation of Company.(1)

        3.2     First Amendment to Articles of Incorporation.(2)

        3.2(a) Second Amended and Restated Bylaws of Franklin Select Realty Trust.(2)

        5.1 Opinion of Steinhart and Falconer LLP regarding legality of the Offered Securities.

        8.1 Opinion of Steinhart and Falconer LLP regarding certain tax considerations.

        10.1    Amended and Restated Advisory Agreement.(3)

        10.2    Property Management Agreement.(4)

        10.3 Agreement of Limited Partnership of FSRT, L.P. between the Company and Northport Associates No. 18, a California limited liability company, dated as of October 30, 1996. (5)

        10.4 Contribution Agreement, dated as of October 30, 1996, between FSRT, L.P., the Company, Northport Associates No. 18, a California limited liability company, and the members of Northport Associates No. 18. (5)
        10.5 Exchange Rights Agreement, dated as of October 30, 1996, among the Company, FSRT, L.P., and Northport Associates No. 18, a California limited liability company. (5)
        10.6 Registration Rights Agreement, dated as of October 30, 1996, among the Company and Northport Associates No. 18, a California limited liability company.(5)
        10.7 Secured line of credit loan agreement, dated December 10, 1996, by and between the Company and Bank of America.(3)
        23.1    Consent of Coopers & Lybrand LLP.
        23.2    Consent of Steinhart and Falconer LLP.(included in opinions).
        24.1    Power of Attorney (included on signature page).

----------------------------

(1) Documents were filed in the Company's Form S-11 Registration Statement, dated March 30, 1989 (Registration No. 033-26562) and are incorporated herein by reference.
(2) Documents were filed in the Company's Form S-4 Registration Statement, dated November 13, 1995 (Registration No. 033-64131) and are incorporated herein by reference.
(3) Documents were filed in the Company's Form 10-K for the year ended December 31, 1996, and are incorporated herein by reference.
(4) Documents were filed in the Company's Form 10-K for the year ended December 31, 1994, and are incorporated herein by reference.
(5) Documents were filed in the Company's Form 8-K, dated October 31, 1996, and are incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)    The Registrant hereby undertakes that:

               (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Mateo, State of California, on the 17th day of October, 1997.


FRANKLIN SELECT REALTY TRUST


By: /s/ David P. Goss
---------------------------
David P. Goss
Chief Executive Officer


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID P. GOSS, MARK A. TENBOER, and DAVID J. ROMANSKI, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


        Signature                           Title                        Date
        ---------                           -----                        ----
/s/ David P. Goss              Chief Executive Office,               October 17, 1997
-----------------------------  President (Principal
David P. Goss                  Executive Officer) and Director



/s/ Mark A. TenBoer            Vice President-Finance                October 17, 1997
-----------------------------  and Chief Financial Officer
Mark A. TenBoer                (Principal Financial and
                               Accounting Officer)



/s/ Barry C. L. Fernald        Director                              October 16, 1997
-----------------------------
Barry C. L. Fernald

        Signature                           Title                        Date
        ---------                           -----                        ----

/s/ Lloyd D. Hanford, Jr.      Director                              October 16, 1997
-----------------------------
Lloyd D. Hanford, Jr.



/s/ Egon H. Kraus              Director                              October 16, 1997
-----------------------------
Egon H. Kraus



/s/ E. Samuel Wheeler          Director                              October 16, 1997
-----------------------------
E. Samuel Wheeler

                                  EXHIBIT LIST


5.1 Opinion of Steinhart and Falconer LLP regarding legality of the Offered Securities.

8.1 Opinion of Steinhart and Falconer LLP regarding certain tax considerations.

23.1  Consent of Coopers & Lybrand LLP.

23.2  Consent of Steinhart and Falconer LLP.(included in opinions).

24.1  Power of Attorney (included on signature page).